                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                    OCCUPATIONAL HEALTH + REHABILITATION INC



                                       AND



                               ARGOSY HEALTH, L.P.



                         DATED AS OF SEPTEMBER 11, 1996





PENNSYLVANIA SECURITIES NOTICES, INCLUDING NOTICES RELATED TO WITHDRAWAL, APPEAR
                             ON THE FOLLOWING PAGE.

         RESIDENTS OF THE COMMONWEALTH OF PENNSYLVANIA CAN ONLY TRANSFER THE SECURITIES BEING OFFERED HEREBY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 203(d) OF THE PENNSYLVANIA SECURITIES ACT AND ARE SUBJECT TO THE FOLLOWING
CONDITIONS:


         A. EACH PENNSYLVANIA RESIDENT WHO SUBSCRIBES FOR THE SECURITIES BEING OFFERED HEREBY AGREES NOT TO SELL THESE SECURITIES FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF PURCHASE EXCEPT AS OTHERWISE PERMITTED BY PENNSYLVANIA LAW.

         B. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE PENNSYLVANIA SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE SO REGISTERED OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT BECOMES AVAILABLE.

         EACH PENNSYLVANIA RESIDENT WHO SUBSCRIBES FOR SECURITIES HAS THE RIGHT, PURSUANT TO SECTION 207 (M) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, TO WITHDRAW ITS SUBSCRIPTION FOR SECURITIES AND RECEIVE A FULL REFUND OF ALL MONIES PAID, WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF A WRITTEN BINDING CONTRACT OF PURCHASE. WITHDRAWAL WILL BE WITHOUT ANY FURTHER LIABILITY TO SUCH PERSON. TO ACCOMPLISH THIS WITHDRAWAL, A SUBSCRIBER NEED ONLY SEND A LETTER OR TELEGRAM TO THE ISSUER AT THE ADDRESS SET FORTH IN THIS AGREEMENT, INDICATING ITS INTENTION TO WITHDRAW.

         SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY. IT IS ADVISABLE TO SEND SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND TO EVIDENCE THE TIME WHEN IT IS MAILED. IF THE REQUEST IS MADE ORALLY, IN PERSON OR BY TELEPHONE, TO THE ISSUER, A WRITTEN CONFIRMATION THAT THE REQUEST TO WITHDRAW HAS BEEN RECEIVED SHOULD BE REQUESTED.

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (hereinafter this "Agreement") is made as of the 11th day of September, 1996, and is to be effective as of September 1, 1996, by and between ARGOSY HEALTH, L.P., a Pennsylvania limited partnership (the "Seller"), and OCCUPATIONAL HEALTH + REHABILITATION INC, a Delaware corporation ("OH+R").


                              W I T N E S S E T H:

         WHEREAS, Seller owns and operates a business division, which provides industrial on-site occupational and physical therapy and related assessments, evaluations and injury prevention programs for employees with work-related injuries and illnesses in New Jersey, Pennsylvania, Delaware, Maryland, Northern Virginia and the District of Columbia (such business as now being conducted referred to herein as the "Business");

         WHEREAS, OH+R desires to purchase a 70% undivided interest in the assets, goodwill and business records used in connection with the Business from Seller, and Seller desires to sell such interest to OH+R on the terms herein stated;

         WHEREAS, in accordance with the terms of a partnership agreement to be entered into on even date herewith by and between OH+R and Seller (the "Partnership Agreement"), OH+R and Seller plan to form a general partnership by the name of Argosy Health Northeast (the "Partnership"), which will provide the services of the Business after the closing of this Agreement and may provide management and related services to various occupational and rehabilitation health centers;

         WHEREAS, OH+R plans to contribute to the Partnership as its initial capital contribution the interest (excluding its interest in goodwill) which it is purchasing hereunder;

         WHEREAS, Seller plans to contribute to the Partnership as its initial capital contribution the 30% undivided interest in the assets, goodwill and business records (excluding its interest in goodwill) used in connection with the Business which it will retain hereunder; and

         NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:






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                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASED ASSETS. Subject to the terms and conditions hereof and in reliance on the representations and warranties set forth herein, on the Closing Date (as defined herein), Seller shall sell, assign, convey, transfer and deliver to OH+R, and OH+R shall purchase, for the purchase price set forth in
Article 2 hereof, an undivided seventy percent (70%) interest in all of the assets, properties and rights, of every kind, nature and description, whether tangible or intangible, of the Business, excluding only the Excluded Assets (as defined herein). Such assets, properties and rights, excluding only the Excluded Assets, are hereafter referred to as the "Purchased Assets," and shall include, without limitation of the foregoing, the following:

         (a) all equipment, physical therapy machinery, fixtures, instruments, apparatus, furniture, furnishings, and other tangible personal property, including, without limitation, that listed in Schedule 1.1(a), which are owned by Seller and utilized in connection with the Business as of the date hereof (the "Equipment");

         (b) all inventories and supplies of the Business, including, without limitation, the inventory and supplies listed in Schedule 1.1(b), existing as of the date hereof (the "Inventory");

         (c) all rights, claims and benefits of Seller under the contracts, leases, service agreements, supply orders, purchase orders, understandings, commitments and other agreements (whether or not written) listed in Schedule 1.1(c) (the "Assigned Contracts");

         (d) all items of prepaid expense related to the Business as of the Closing Date (excluding any item of prepaid expense included in the Excluded Assets);

         (e) all rights of Seller as of the Closing Date under or pursuant to all warranties, representations and guarantees made by suppliers or other parties affecting the Equipment or the other Purchased Assets, or by providers of services furnished to Seller or affecting the Equipment or the other Purchased Assets;

         (f) all licenses, permits, certificates of need or other authorizations for operating the Business held by Seller in effect on the Closing Date, including, without limitation, those listed in Schedule 1.1(f); and

         (g) all books, records, medical records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, manuals and data, customer lists, credit files, sales and advertising materials, promotional literature, market information, marketing information, information systems, computer programs and software, sales and purchase correspondence, and lists of present suppliers used in or relating to the Purchased Assets or the Business.

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


         1.2 ASSET TRANSFER. At the Closing, Seller shall deliver to OH+R proper assignments, conveyances and full warranty bills of sale sufficient to convey to OH+R good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, leases, pledges, conditional sales agreements, security interests, options, charges, claims, restrictions and encumbrances of any kind ("Liens"), except for the Assumed Liabilities (as defined herein), as well as such other instruments of conveyance as counsel for OH+R may reasonably deem necessary or desirable to effect or evidence the transfers contemplated hereby.

         1.3 LICENSED ASSETS. At the Closing, Seller shall license to the Partnership the exclusive use of the Intellectual Property (as defined herein) in certain states, and the parties shall enter into the "Intellectual Property License Agreement" substantially in the form of Exhibit A hereto.

         1.4 EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement, Seller shall not transfer to OH+R any of the following (the "Excluded Assets"):

         (a) any and all cash and cash equivalents in hand, in banks or in transit for the account of Seller;

         (b) all rights, claims and benefits of Seller under contracts, leases, service agreements, supply orders, purchase orders, understandings, commitments and other agreements (whether or not written) other than the Assigned Contracts, including, but not limited to, any employment and non-competition agreements between Seller and its employees, except to the extent that OH+R elects in writing to accept the assignment thereof (whereupon it shall be deemed to be an Assigned Contract);

         (c) all accounts receivable relating to the Business as of the Closing Date, including, but not limited to, those set forth in Schedule 1.4(c) hereto (the "Accounts Receivable");

         (d) all of Seller's interest in and claims and rights with respect to
(i) all patents, copyrights, copyright renewal rights, trademarks, service marks, logos and trade names (and, in each case, any applications therefor), including the names "Argosy" and "Argosy Health," computer software (owned by any Seller, or authored or developed for Seller by any of its employees or agents), licenses, sublicenses, and franchise agreements of Seller and including, without limiting the generality of the foregoing, those set forth in
Schedule 1.4(d), and the goodwill appurtenant thereto; and (ii) all know-how, formulae, processes, techniques, designs, patterns, shapes, inventions (whether or not patented or patentable), trade secrets, and other technology used in the Business (collectively, the "Intellectual Property"); and

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

         (e)      those items listed in Schedule 1.4(e) attached hereto.

         1.5      LIABILITIES AND OBLIGATIONS.

         (a) Obligations Assumed. OH+R agrees, upon consummation of the Closing, to assume only the liabilities and obligations (i) described on Schedule 1.5(a) and (ii) arising out of the Assigned Contracts, but only to the extent that the Assigned Contracts remain unperformed or unfulfilled on, or by their terms continue after, the Closing Date (as defined herein), and the liabilities and obligations under the Assigned Contracts arising out of (A) the ownership or use of the Purchased Assets after the Closing Date (other than those liabilities and obligations relating to any unpaid balance of the purchase price due from Seller when it acquired the Purchased Assets or the ownership or use of the Purchased Assets prior to the Closing Date) or (B) the operation of the Business after the Closing Date (the "Assumed Liabilities").

         (b) Liabilities and Obligations Not Assumed. OH+R shall not assume or become obligated to pay any liabilities or obligations of Seller or of the Business whatsoever, other than the Assumed Liabilities, and Seller agrees to discharge, when and as they become due and payable, all liabilities and obligations not assumed by OH+R (the "Excluded Liabilities"). Without limiting the foregoing, the Excluded Liabilities shall include:

                  (i) any and all contracts, leases, purchase orders, supply orders, distribution agreements, understandings, commitments and other agreements (whether or not written), including, but not limited to, any employment and non-competition agreements between Seller and its employees to which Seller is a party, other than the Assigned Contracts;

                  (ii) any and all liabilities and obligations arising out of the conduct of the Business prior to the Closing Date, including obligations with respect to employees;

                  (iii) all Taxes (as that term is defined in Section 4.18(b)) incurred by Seller or in connection with the conduct of the Business prior to the Closing Date;

                  (iv) all costs, expenses, liabilities and damages resulting from the claim, suit or action of any person alleging death or injury to such person or to another person or any loss or damage to property based upon, or resulting or arising from, any service rendered by Seller, or any of its officers, employees or agents, prior to the Closing Date;

                  (v) except as described on Schedule 1.5 (a), any liabilities arising prior to the Closing Date out of the purchase or other acquisition of any of the Purchased Assets, including, but not limited to, any liability for all or any portion of the unpaid balance of the purchase price of any capital assets or supplies;

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

                  (vi) any accrued wage, welfare benefit, bonus or other form of compensation owed as of the Closing Date to any shareholder, director, officer, employee or agent of Seller; and

                  (vii) any other liabilities or obligations other than the Assigned Contracts arising in whole or in part out of any act or occurrence prior to the Closing Date, whether known or determined or unknown or undetermined as of that date.


                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1 CONSIDERATION. In consideration of the transfer of the Purchased Assets, at the Closing or at such other time indicated, OH+R shall deliver to Seller the "Purchase Price," which shall consist of the following:

         (a) cash at the Closing in the amount of $750,000;

         (b) shares of OH+R common stock, $.001 par value per share, with the number of shares (the "Shares") to be determined by dividing $500,000 by the average closing price per share of the OH+R common stock as reported on The Nasdaq Stock Market for the five trading days preceding the Closing, with the Shares to be delivered to Seller on January 6, 1997;

         (c) earn-out payments equal to 24.5% of Pre-Tax Profits (as defined herein), for each of the following periods (collectively, "Earn-Out Payments"):
(A) the period commencing on the Closing Date and ending December 31, 1996; (B) the periods commencing January 1 and ending December 31 of each of the years 1997 and 1998; and (C) the period commencing on January 1, 1999 and ending on the third anniversary of the Closing Date. As used in this Agreement, "Pre-Tax Profits" shall mean the net income before taxes of the Partnership for the respective periods as determined in accordance with generally accepted accounting principles, except that (i) no amount of OH+R corporate overhead shall be allocated to the Partnership in calculating such net income, and (ii) Pre-Tax Profits shall not include any amortization of goodwill acquired by OH+R pursuant to this Agreement. Each such Earn-Out Payment shall be due and payable on the 15th day following the end of each calendar quarter based on the Partnership's Pre-Tax Profits for that quarter regardless of any distributions made by the Partnership to OH+R. If the Pre-Tax Profits as reflected in OH+R's annual audited financial statements are less than those calculated to make the quarterly Earn-Out Payments, Seller shall be obligated to repay to OH+R any amounts received in excess of amounts Seller was due hereunder; provided that OH+R may offset against the next Earn-Out Payment such excess that has not been repaid. If the Pre-Tax Profits as reflected in OH+R's annual audited financial statements are greater than those calculated to make the quarterly Earn-Out Payments, OH+R shall pay to Seller

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

an amount equal to the shortage with the next quarterly Earn-Out Payment or, if none, within 30 days of the determination of the shortage.

         (d) $50,000 cash to be paid within 60 days subsequent to the first anniversary of the Closing Date if the Partnership's Pre-Tax Profits for the 12 months following the Closing Date exceeds $600,000.

         2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with the provisions of Schedule 2.2. Each party agrees that it shall not take any position that varies from or is inconsistent with such allocation in any filing made by such party with the Internal Revenue Service ("IRS") or any other governmental or regulatory authority, except to the extent an adjustment to the allocations arrived at by applying the principles set forth in Schedule 2.2 is required by the IRS subsequent to an IRS audit. None of the parties shall claim in any such filing that the acquisition of the Purchased Assets is or was a tax-free organization.

         2.3 TAXES. Seller shall pay all sales, use, transfer, conveyance, registration, stamp, and VAT or other similar taxes or duties (collectively "Transfer Taxes") arising out of or incurred in connection with the transfer of the Purchased Assets pursuant to this Agreement.

         2.4 PRORATION OF CERTAIN PAYMENTS. Lease payments under any leases being assigned by Seller to OH+R and listed on Schedule 1.1(c), and then assigned by OH+R and Seller to the Partnership, shall be pro-rated as of the Closing Date as set forth on Schedule 2.4, such that Seller shall be responsible for lease payments through and including the date immediately preceding the Closing Date, and the Partnership shall be responsible for such payments thereafter.


                                    ARTICLE 3
                              PRE-CLOSING COVENANTS


         3.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly provided in this Agreement or the Schedules hereto or to the extent that OH+R shall otherwise consent in writing) that:

         (a) Seller shall carry on the Business in the ordinary course in substantially the same manner as presently conducted, maintain the Records in substantially the same manner as presently maintained, and preserve the relationships of the Business with customers, suppliers and others. "Records" for purposes of this paragraph shall mean all books of account, general, financial and accounting records, files, patient records, invoices, payment authorizations, certificates of medical need, correspondence to and from customers,

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

suppliers and payors, Medicare intermediary and State Medicaid policies, procedures, bulletins and notices, and other data and information owned by Seller on the Closing Date, which relate to the Business, Purchased Assets or Assumed Liabilities.

         (b) Unless OH+R has consented, Seller shall not and shall not agree to
(i) sell, lease or otherwise dispose of any of the Purchased Assets, except for fair value in the ordinary course of business consistent with past practice, or
(ii) acquire any material capital asset for use in the operation of the Business. "Material" for purposes of this paragraph shall mean any capital asset whose acquisition price or fair market value is in excess of $2,500.

         (c) Seller shall not enter into or assume any pledge or other title retention agreement or permit any Lien to attach upon any of the Purchased Assets.

         (d) Seller shall maintain and keep in good order and repair in a manner consistent with Seller's existing practice, subject to reasonable wear and tear, all of the Purchased Assets.

         (e) Seller shall not solicit or accept advance payments from customers for services or goods which are to be performed or delivered by the Partnership or OH+R subsequent to the Closing Date.

         (f) Seller shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a Material Adverse Effect upon the Business or the Purchased Assets. "Material Adverse Effect" for purposes of this paragraph shall mean a material adverse effect on the business, results of operations, financial condition or prospects of the Business.

         (g) Seller shall not incur any additional indebtedness for borrowed money, except in the ordinary course of business.

         (h) Seller shall take no action that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Schedules), in any of the conditions to Closing set forth in Article 6 not being satisfied, or in any of the Purchased Assets becoming materially less valuable.

         (i) Seller shall comply with all laws, rules and regulations of any governmental entity applicable to the Purchased Assets or the conduct of the Business and shall maintain its good standing under all permits and licenses necessary to conduct the Business.

         (j) Seller shall promptly advise OH+R in writing of the occurrence of any matter or event that is material to the Business, the Purchased Assets, or to the Closing conditions or the representations and warranties in this Agreement.

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

         3.2 CONFIDENTIALITY; NO DISCLOSURE. Seller shall hold in confidence and shall not divulge any data or information that Seller has obtained regarding OH+R. Seller shall not make any public announcement of the negotiations between the parties related to this Agreement, or the transactions contemplated herein, without the prior written consent of OH+R, except as may be required by law. The parties agree that, to the extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this understanding or the transactions contemplated herein.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to OH+R as follows and agrees with OH+R that the following representations and warranties are true and correct as of the date hereof and shall be true and correct on the Closing Date:

         4.1 ORGANIZATION. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly licensed and qualified and in good standing in all other jurisdictions where the failure to be so licensed or qualified would have a material adverse effect on the Business, which jurisdictions are listed in
Schedule 4.1. Seller has the power to carry on its business as now conducted and holds all permits, licenses, certificates of need, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor, and Seller has full power and authority under such laws to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         4.2 LIMITED PARTNERSHIP AND LEGAL AUTHORITY. All limited partnership actions have been taken by Seller that are necessary for the due authorization, execution and delivery of this Agreement, the Bill of Sale in substantially the form set forth in Exhibit B attached hereto (the "Bill of Sale") and the other documents, agreements and instruments contemplated hereby and the performance of the acts to be performed by Seller hereunder and thereunder. Each of this Agreement, the Bill of Sale, and such other documents, agreements and instruments constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Seller hereunder and thereunder. The entering into of this Agreement, the Bill of Sale, and such other documents, agreements and instruments, the consummation of the transactions contemplated hereby and thereby and the performance of the obligations hereunder and thereunder do not and will not violate any law, regulation, rule, injunction or court order, or any provision of Seller's Certificate of Limited Partnership or partnership agreement, or of any note, indenture, mortgage, lease, license agreement or other agreement or instrument to which Seller is a party or by which Seller is bound or of which Seller is

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


maker, or result in the creation of any lien, charge or encumbrance upon the Purchased Assets or the Business to be sold hereunder.

         4.3 AUTHORIZATION. Except as provided in Schedule 4.3, no consent, approval, waiver, license, authorization or declaration of, or filing or registration with, any person, firm, corporation or other entity, including, without limitation, any lender, mortgagee, governmental authority, bureau or agency is required in connection with the execution, delivery and performance by Seller of this Agreement, the Bill of Sale, or the consummation of the transactions contemplated hereby and thereby.

         4.4 TITLE TO PURCHASED ASSETS. Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Liens and, except as set forth in Schedule 4.4, is free to transfer and assign the Purchased Assets to OH+R without obtaining the consent or approval of any person or entity.

         4.5 CONDITION OF PURCHASED ASSETS UPON TRANSFER. All of the Purchased Assets, including, but not limited to, tangible personal property, and improvements, fixtures and appurtenances on or to any real property leased by Seller and included in the Purchased Assets are in good operating condition, order and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are presently being used, and perform in all material respects in accordance with the specifications and purposes for which they were designed to be used. All the Purchased Assets are located at the offices of Seller except as set forth in Schedule 4.5, and all are and have been operated and maintained in conformity with all applicable laws, ordinances, regulations, warranties, orders and other legal and safety requirements relating thereto. The Purchased Assets have no known material defects, or needed material repairs, and are usable in the ordinary course of the Business.

         4.6 FINANCIAL STATEMENTS. Attached as Schedule 4.6 are unaudited financial statements for Seller and the Business for the fiscal year ended December 31, 1995 and the six month period ended on June 30, 1996. The foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately present the financial condition and results of the operation of Seller as of the dates and for the periods indicated.

         4.7 ABSENCE OF CERTAIN CHANGES. Other than as set forth in Schedule 4.7, since June 30, 1996, there has not been:

         (a) any material adverse change in the financial condition, assets or liabilities, results of operations, or prospects of the Business other than changes in the ordinary course of business, which changes have not in the aggregate been, and do not, to Seller's best knowledge, threaten to become materially adverse;

         (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the Purchased Assets;

         (c) any obligation or liability undertaken or incurred (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction, contract or commitment entered into by Seller relating to, or which could have an impact on, the Business other than items incurred or entered into in the ordinary course of business and consistent with past practices of Seller;

         (d) any payment, discharge or satisfaction of any claim, lien, encumbrance or liability of Seller outside the ordinary course of business;

         (e) any sale, transfer, conveyance, assignment, lease, license, pledge, mortgage or other disposition or encumbrance of any assets of Seller related to the Business having a value of $1,000 individually and $5,000 in the aggregate, or more, except in the ordinary course of business and consistent with past practices of Seller;

         (f) any write-down or write-up of the value of any Inventory or any write-down, cancellation or forgiveness of any Account Receivable of Seller, except in the ordinary course of business consistent with past practices of Seller in amounts not greater than $200 individually and $1,000 in the aggregate;

         (g) any modification, amendment, cancellation, termination, revocation, rescission, or waiver of any rights with value to Seller in excess of $1,000 pursuant to any contract, agreement, license or other obligation related to the Business;

         (h) any single capital expenditure or commitment therefor by Seller with respect to the Purchased Assets or the Business in excess of $1,000;

         (i) any change in the accounting methods or practices followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted and applied;

         (j) any material adverse change in Seller's relationship with any of its suppliers, distributors, patients or customers relating to the Business; or

         (k) any agreement or understanding entered into by Seller, whether in writing or otherwise, for Seller to take any of the actions specified in this
Section 4.7.

         4.8 LITIGATION. Except as disclosed in Schedule 4.8, there is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against Seller relating to or affecting the Business or the Purchased Assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. Except as set forth in Schedule 4.8, to the best of Seller's knowledge, there are no existing facts or conditions which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party which is likely to materially adversely affect the Business, nor are there any facts or conditions which might give rise to any order of condemnation, appropriation or other taking of any of the Purchased Assets or any order or ruling which adversely could affect the condition of the Business.

         4.9 INVENTORY. The Inventory consists of items of a quality and quantity currently usable and salable as new in the ordinary course of the Business and contains no damaged or defective goods.

         4.10 CONTRACTS AND COMMITMENTS. Each Assigned Contract is valid and in effect and, to the best of Seller's knowledge, no other party thereto is in default. Seller is not in default of any such Assigned Contract, has received no notice of default thereunder, and no event has occurred or is expected to occur which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit modification, cancellation, acceleration or termination of, any such Assigned Contract. Seller has delivered to OH+R a true, complete and correct copy of each written Assigned Contract to which it is a party and any amendments thereto and an accurate, detailed description of every oral Assigned Contract to which it is a party.

         4.11 INTELLECTUAL PROPERTY. Except as disclosed in Schedule 4.11, none of the owners or the past or present employees, officers, directors or consultants of Seller has any rights in any of the Intellectual Property. Except as disclosed in Schedule 4.11, Seller has not granted any outstanding licenses or other rights to Intellectual Property, and Seller is not liable, nor has it made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property. Except as disclosed in Schedule 4.11, none of the rights of Seller in, to or under any Intellectual Property will be adversely affected by the consummation of the transactions contemplated hereby. Use of the Intellectual Property in the Business in the manner conducted by Seller prior to the Closing will not infringe any patent or copyright of any third party, nor constitute a misappropriation of the trade secrets or other proprietary rights of any third party.

         4.12 BROKERAGE AND FINDER'S FEES. Neither Seller nor any of its officers, employees or agents has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against OH+R.

         4.13 COMPLIANCE WITH LAWS. Seller has complied in all material respects with all applicable laws, rules, regulations and orders of federal, state, local and foreign governments, except where the failure to comply would not have a materially adverse effect on the Business or the Purchased Assets, and Seller is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits the operations of the Business or the use of the Purchased Assets, except where such default would not have a materially adverse effect on the Business or the Purchased Assets, and no event has occurred which with notice or the passage of time or both would constitute such a default.

         4.14 LABOR AND EMPLOYEE RELATIONS. As of the Closing Date, Seller is not a party to any collective bargaining agreement nor are its employees members of a collective bargaining unit or union, nor has there been any recent unionization activity, and Seller has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, health and safety, and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with such laws, where, in any such case, the violation of which or liability for which would have a material adverse effect on the Business. Seller has complied in all material respects with all applicable laws for each of its employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if and to the extent applicable. Except as described in Schedule 4.14, no employee of the Business has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Seller.

         4.15 INSURANCE. Seller has in full force and effect fire, general casualty, and liability insurance covering the Business and Purchased Assets, in such amounts, and against such losses and risks, as are generally maintained for comparable businesses and properties, and Seller shall maintain such insurance in full force and effect through the Closing Date. Seller is not in default with respect to payment of any premiums of any such insurance policy and no claim is pending under any such policy. Seller has not been refused insurance with respect to the assets or the conduct of the Business, and coverage has not been limited by any insurance carrier to which Seller has applied for any such insurance.

         4.16 JOINT VENTURES. Except as disclosed in Schedule 4.16, Seller has neither an equity interest in, nor the right or option to acquire an equity interest in, any other entity (except equity of a publicly traded corporation or partnership equal to less than one percent (1%) of the equity interests therein and held by Seller merely as a passive investor), and Seller is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business enterprise.

         4.17 INDEBTEDNESS. Except as set forth in Schedule 4.17, Seller does not have (i) any obligations, secured by any or all of the Purchased Assets, for money borrowed or under any guarantee, (ii) any agreements or arrangements to borrow money or to enter into any such guarantee, or (iii) as of the Closing Date, any agreements or commitments to enter into any of the foregoing agreements or guarantees.

         4.18 TAXES.

         (a) All returns, reports and other forms related to Taxes (as defined herein) required to be filed on or before the Closing Date with respect to the Business, or the

Purchased Assets, have been filed, or will be filed on or before the Closing Date, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or will become due with respect to the late filing of any such return, report or form. All such returns, reports and other forms are or will be accurate and complete in all respects and properly reflect the Taxes due for the periods covered thereby. Without limiting Seller's obligation pursuant to Section 10.3 of this Agreement, all Taxes due and payable, whether or not called for by such returns, reports and other forms, and all Taxes properly allocable to periods ending on or before the Closing Date have been paid, adequately provided for in reserves, or properly protested or will be so paid, reserved for or protested by Seller by the Closing Date. All Taxes required to be withheld or collected by Seller have been duly withheld or collected and have been paid over to the appropriate governmental authorities, or are held in separate bank accounts established exclusively for such purpose. Except as set forth in Schedule 4.18, no audit of any such return, report or form is pending or, to the best of Seller's knowledge, threatened. Seller is not a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against Seller. There are no tax liens upon any of the Purchased Assets. Seller has delivered to OH+R prior to the Closing copies of any filings made in the last two (2) years in connection with the state and local taxation of the Business or the Purchased Assets.

         (b) As used in this Agreement, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

         4.19 BOOKS AND RECORDS. The books of account and other financial and corporate records relating to the Business are complete and correct and are maintained in accordance with good business practices and generally accepted accounting principles, consistently applied.

         4.20 POWERS OF ATTORNEY. No person has any power of attorney to act on behalf of Seller in connection with any of the Purchased Assets or the Business other than such powers to so act as normally pertain to the officers of such entity.

         4.21 ENVIRONMENTAL MATTERS; HEALTH AND SAFETY.

         (a) There are no outstanding or threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental authority, federal, state, or local or any agency thereof, against or involving any of Seller, or to Seller's best knowledge, against or involving any of Seller's predecessors in interest in any manner arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA") or any other federal, state, local or other environmental, health or safety law, regulation, order or requirement or requiring the remediation or removal of an existing condition or substance. Seller has neither received any notice of, nor is aware of, any outstanding or threatened orders, determinations or notices of violation issued by any federal, state, local or other governmental authority administering environmental or health and safety laws in connection with the operation of Seller or the Business or by any of its predecessors in interest which have not been complied with or resolved to the satisfaction of such governmental authority. Schedule 4.21 is a list of all such orders or determinations issued within the past ten (10) years by any governmental authority against Seller and, to the best of Seller's knowledge, against any of Seller's predecessors in interest.

         (b) Seller and the Business are and have been operated in compliance with all applicable federal, state, and local environmental and health and safety laws, regulations and ordinances governing Seller and the Business with respect to all discharges into the ground or surface water, emissions into the ambient air, and generation, accumulation, labeling, transportation, handling, treatment, storage and disposal of waste material or process by-products (including hazardous, toxic or biomedical waste or substances, if any) or removal of any existing condition or substance. Seller and, to Seller's best knowledge, Seller's predecessors in interest have complied with all notice, recordkeeping and reporting requirements imposed by any governmental authority and any informational requests or demands arising under any federal, state, local or other environmental or health and safety laws. To Seller's best knowledge, none of Seller's predecessors in interest is liable for any penalties, fines, or forfeitures or is subject to any restrictions on the conduct of the Business for failure to comply with any of the foregoing.

         4.22 CUSTOMERS AND PATIENTS. Schedule 4.22 sets forth a list of all of the customers and patients who have received services from Seller or its predecessors in the course of conducting the Business as of July 31, 1996, not including customers or patients who have not received any services from Seller or its predecessors during the past two (2) years.

         4.23 INVESTMENT REPRESENTATIONS. Seller is experienced in evaluating and investing in companies such as OH+R. Seller is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein. Seller acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions (which conditions cannot presently be satisfied). Seller has had an opportunity to discuss OH+R's business, management and financial affairs with OH+R's management, and it has been furnished with copies of documents which it has requested, including any filings made by OH+R with the Securities and Exchange Commission. Seller acknowledges receipt of the Offering Memorandum and Proxy Statement of Telor Ophthalmic Pharmaceuticals, Inc. dated May 15, 1996 and OH+R's Form 10-Q for the quarter ended June 30, 1996. Seller is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

         4.24 OH+R STOCK OWNERSHIP. Seller owns no shares of OH+R capital stock and has no warrants, options or other rights to purchase or otherwise acquire or convert any obligations into shares of OH+R capital stock.

         4.25 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty by Seller in this Agreement, the other agreements contemplated hereby or any document, statement, certificate or schedule furnished or to be furnished to OH+R by, or on behalf of, Seller pursuant hereto or thereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit, to state, a material fact necessary to make the statement of facts contained therein not materially misleading.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF OH+R

         5.1 ORGANIZATION. OH+R is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed and qualified and in good standing in all other jurisdictions where the failure to be so licensed or qualified would have a material adverse effect on its business.

         5.2 CORPORATE AUTHORITY. All corporate actions have been taken by OH+R that are necessary for the due authorization, execution and delivery of this Agreement, the Bill of Sale and the other documents, agreements and instruments contemplated hereby and the performance of the acts to be performed by OH+R hereunder and thereunder. Each of this Agreement, the Bill of Sale and such other documents, agreements and instruments constitutes the legal, valid and binding obligation of OH+R, enforceable against OH+R in accordance with its terms subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of OH+R hereunder and thereunder. The entering into of this Agreement, the Bill of Sale and such other documents, agreements and instruments and the consummation of the transactions contemplated hereby and thereby and the performance of the obligations hereunder and thereunder do not and will not violate any law, regulation, rule, injunction or court order, or the provisions of OH+R's Certificate of Incorporation, as amended, or By-Laws, or of any note, indenture, mortgage, lease, license agreement or other agreement or instrument to which OH+R is a party or by which OH+R is bound or of which OH+R is maker, or result in the creation of any lien, charge or encumbrance upon the Purchased Assets or the Business to be sold hereunder.

         5.3 AUTHORIZATION. No consent, approval, waiver, license, authorization or declaration of, or filing or registration with, any person, firm, corporation or other entity, including, without limitation, any lender, mortgagee, governmental authority, bureau or agency is required in connection with the execution, delivery and performance by OH+R of this Agreement, the Bill of Sale or the consummation of the transactions contemplated hereby and thereby, except as may be required by applicable securities laws.


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1 CONDITIONS TO OH+R'S OBLIGATIONS. The obligations of OH+R hereunder shall be subject to the following conditions, except as OH+R may waive the same in writing:

         (a) Representations and Warranties. The representations and warranties made by Seller in Section 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

         (b) Compliance. As of the Closing Date, Seller shall have fully complied with, and shall have fully performed the terms, conditions, covenants and obligations of this Agreement and the other agreements contemplated hereby to be performed or complied with at, or prior to, the Closing Date.

         (c) Proceedings. On or before the Closing Date, all actions, proceedings, instruments and documents required by, or on behalf of, Seller to execute, deliver and carry out this Agreement, and all agreements incidental thereto, and all other related legal matters, shall be reasonably satisfactory to OH+R and its counsel.

         (d) Opinion of Counsel. OH+R shall have received an opinion of counsel for Seller, dated the Closing Date, to the effect and in the form as set forth in Exhibit C.

         (e) Delivery of Closing Documents. OH+R shall have received the documents described in Section 7.1.

         (f) Intellectual Property License Agreement. Seller and the Partnership shall have entered into the Intellectual Property License Agreement.

         (g) Necessary Consents. Seller shall have obtained the consent in writing of all necessary persons to the transactions contemplated by this Agreement, including without limitation the Bill of Sale and/or such amendments or modifications of such documents as may be required in order that the purchase of the Purchased Assets hereunder will not result in the termination of, or any default under, any contracts, agreements, obligations, leases, permits or licenses transferred to OH+R pursuant to this Agreement.

         (h) Partnership Documents. On or before the Closing Date, the parties shall have executed and delivered the Partnership Agreement between the parties and a Management Agreement between Seller and the Partnership (the "Partnership Documents").

         (i) Subleases. The Partnership shall have entered into an acceptable lease or sublease for the premises used for the York, Pennsylvania regional office and/or such other premises as Seller and OH+R shall mutually agree.

         (j) Investigation Satisfactory. OH+R shall be satisfied in all respects with the results of its investigation of the Business and Purchase Assets of Seller.

         6.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder shall be subject to the following conditions, except as Seller may waive the same in writing:

         (a) Representations and Warranties. The representations and warranties made by OH+R in Section 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

         (b) Compliance. As of the Closing Date, OH+R shall have fully complied with, and shall have fully performed the terms, conditions, covenants and obligations of, this Agreement and the other agreements contemplated hereby to be performed or complied with at, or prior to, the Closing Date.

         (c) Proceedings. On or before the Closing Date, all actions, proceedings, instruments and documents required by, or on behalf of, OH+R to execute, deliver and carry out this Agreement and all agreements incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Seller and its counsel.

         (d) Delivery of Closing Documents. Seller shall have received the documents described in Section 7.2.

         (e) Partnership Documents. On or before the Closing Date, the parties shall have executed and delivered the Partnership Documents.

         (f) Registration Rights Agreement OH+R shall have entered into a registration rights agreement with Seller (the "Registration Rights Agreement") substantially in the form and to the effect of Exhibit D.

                                    ARTICLE 7
                                CLOSING DOCUMENTS

         7.1 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall deliver to OH+R the following:

         (a) A good standing certificate or certificate of existence of recent date of Seller for each jurisdiction where Seller is qualified to do business.

         (b) An incumbency certificate of the general partner of Seller.

         (c) A certified copy of the resolutions adopted by Seller and, if applicable, its partners authorizing the execution and delivery by Seller of this Agreement and all related agreements and the consummation of the other transactions contemplated hereby.

         (d) A certificate signed by an authorized officer of the general partner of Seller, on behalf of Seller, to the effect that the representations and warranties of Seller made herein are true and correct as of the Closing Date and that Seller has fully performed all of its pre-closing commitments hereunder.

         (e) The Bill of Sale conveying the Purchased Assets to OH+R.

         (f) Such other specific assignments and other instruments of conveyance as OH+R and/or OH+R's counsel may reasonably request.

         (g) All consents obtained by Seller pursuant to Section 6.1(g).

         (h) A written opinion addressed to OH+R and dated the Closing Date from Seller's counsel in the form of Exhibit C.

         (i) The Partnership Documents.

         (j) The Intellectual Property License Agreement.

         7.2 OH+R'S CLOSING OBLIGATIONS. At the Closing, OH+R shall deliver to Seller the following:

         (a) A good standing certificate of recent date of OH+R from the State of Delaware.

         (b) An incumbency certificate of OH+R.

         (c) A certified copy of the resolutions of the Board of Directors of OH+R authorizing the execution and delivery by OH+R of this Agreement and all related agreements and the consummation of the transactions contemplated hereby.

         (d) A certificate signed by an authorized officer of OH+R, on behalf of OH+R, to the effect that the representations and warranties of OH+R made herein are true and correct as of the Closing Date and that OH+R has fully performed all of its pre-closing commitments hereunder.

         (e) A countersigned Bill of Sale.

         (f) The Partnership Documents.

         (g) The Registration Rights Agreement.


                                    ARTICLE 8
                                     CLOSING

         The consummation of the purchase and sale contemplated hereby will take place at a closing (the "Closing") at the offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103 on or before September 11, 1996 (the "Closing Date"), or at such other place, time or date as may be agreed to by the parties hereto in writing. All documents to be delivered at the Closing and acts to be performed thereat shall be deemed to have been taken simultaneously. As used herein, the terms "Closing" and "Closing Date" are interchangeable and shall have the same substantive meaning for all purposes of this Agreement.


                                    ARTICLE 9
                             POST-CLOSING COVENANTS

         9.1 ADDITIONAL DOCUMENTATION. At any time and from time to time after the Closing Date, at OH+R's reasonable request and without further consideration, Seller will execute and deliver such other instruments of conveyance and transfer as OH+R reasonably may require more effectively to convey to, transfer to, and vest in OH+R, or to put OH+R in possession of, any or all of the Purchased Assets.

         9.2 CONSENTS TO ASSIGNMENTS. To the extent that any of the Assigned Contracts are not assignable without the consent of another party, Seller and OH+R each agrees to use best efforts to obtain such consent to the assignment thereof to OH+R and the Partnership. If such consent shall not be obtained for any such commitments, leases, purchase orders or contracts, Seller and OH+R shall make suitable arrangements, without cost to OH+R, whereby OH+R may nevertheless enjoy the benefits and rights of Seller and perform the obligations of Seller thereunder, and Seller specifically agrees to and shall assign all revenues related to such Assigned Contracts to the Partnership until the necessary consents to assignments are obtained.

         9.3 ACCESS TO INFORMATION. After the Closing Date, Seller shall afford to representatives of OH+R, including its counsel and auditors, during normal business hours, access to any and all information and written materials relating to the Business not in the possession of OH+R.

         9.4 PROHIBITION ON TRANSFER. Until after January 6, 1998, Seller agrees that it shall not sell or otherwise transfer the Shares, except as otherwise permitted by the laws of the Commonwealth of Pennsylvania and by other applicable state and federal securities laws.

         9.5 MAIL AND COMMUNICATIONS. After the Closing, Seller will promptly deliver to OH+R the original of any mail or other communication received by Seller pertaining to the Purchased Assets or the Business.

         9.6 TAIL LIABILITY INSURANCE. For the three-year period commencing with the Closing Date, Seller shall maintain professional liability insurance, comparable to the coverage purchased by Seller prior to the Closing Date, or obtain a satisfactory discovery period, to cover any claims for acts or omissions occurring during all periods before the Closing Date.

         9.7 CONFIDENTIALITY; PUBLICITY.

         (a) Confidentiality. All data and information that Seller has obtained regarding OH+R and/or the Business, including the customer list, information relating to the requirements of customers on the customer list and all other information regarding the affairs of OH+R and/or the Business, shall be held in confidence by Seller, and Seller shall not divulge any of such information to anyone except OH+R or its representatives.

         (b) Publicity. Seller shall not make any public announcement of the negotiations between the parties related to this Agreement, or the transactions contemplated herein, without the prior written consent of OH+R, except as may be required by law. The parties agree that, to the extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this understanding or the transactions contemplated herein.

         (c) Injunctive Relief. Seller acknowledges that any violation of any provision of this Section 9.7 will cause irreparable harm to OH+R, that damages for such harm will be incapable of precise measurement and that, as a result, OH+R will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 9.7 in addition to its other remedies, OH+R shall be entitled, without the necessity of proof of actual damage, to injunctive relief, including but not limited to temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation. Seller agrees to and hereby does submit to jurisdiction before any state or federal court of record in the state and county in which such violation may occur, at OH+R's election, for that purpose, and Seller hereby waives any right to raise the question of jurisdiction and venue in any action that OH+R may bring in any such court against Seller.

         In addition to other relief to which it shall be entitled, OH+R shall be entitled to recover from Seller the costs and reasonable attorneys' fees incurred by OH+R in seeking (i) enforcement of this Section 9.7 and (ii) relief from any violation of any restriction contained in this Section 9.7.

         (d) Severability. Should any clause, portion or paragraph of this
Section 9.7 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 9.7. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 9.7(a) and 9.7(b), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then such covenant or restriction shall be given effect and enforced to the greatest extent that would be reasonable and enforceable.

         (e) The provisions of this Section 9.7 shall survive the Closing.


         9.8 RESTRICTIVE LEGEND. Each certificate representing the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 SURVIVAL OF WARRANTIES. All representations, warranties and covenants made by Seller and OH+R herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall be deemed to have been relied upon by the respective party to whom they are addressed notwithstanding any investigation heretofore made or omitted by such party and shall survive the Closing for a period equal to the later of (i) the statute of limitations under applicable law, and (ii) three (3) years after the Closing Date.

         10.2 INDEMNIFIED LOSSES. For the purpose of this Section 10 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments and judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

         10.3 INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold harmless OH+R, the Partnership and any professional corporation for which OH+R or the Partnership performs services related to the Business (the "Professional Corporation") and their respective directors, officers, employees, partners and agents against and in respect of any Losses which arise out of or result from:

         (a) any inaccuracy in or breach or non-performance of any covenant, representation, warranty or agreement made by Seller herein, or in any certificate, schedule or exhibit delivered pursuant hereto;

         (b) Any of the Excluded Liabilities;

         (c) Taxes, assessments and other governmental charges of any kind or nature whatsoever, including without limitation withholding, social security or unemployment levies arising out of, or payable with respect to, Seller's operation of the Business through the Closing Date and/or the transfer of the Purchased Assets to OH+R hereunder;

         (d) bulk sales liability under Section 10.10 of this Agreement; and

         (e) as provided in Section 10.5 hereof.

In the event Seller shall have failed to indemnify OH+R, the Partnership or the Professional Corporation pursuant to this Section 10.3, OH+R shall have the right to offset such amount against amounts due and payable as an Earn-Out Payment.

         10.4 INDEMNIFICATION BY OH+R. OH+R agrees to indemnify and hold harmless Seller and its partners and their respective directors, officers, employees and agents against and in respect of any Losses which arise out of or result from:

         (a) any inaccuracy in or breach or non-performance of any covenant, representation, warranty or agreement made by OH+R herein, or in any certificate, schedule or exhibit delivered pursuant hereto; and

         (b) as provided in Section 10.6 hereof.

         10.5 THIRD PARTY CLAIMS AGAINST OH+R, THE PARTNERSHIP AND THE PROFESSIONAL CORPORATION. Seller further agrees to and does hereby indemnify and hold OH+R, the Partnership and the Professional Corporation and their respective directors, officers, employees, partners and agents harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefor is attributable to events occurring on or prior to the Closing Date, including, without limitation, any and all Losses attributable to services rendered on behalf of or by Seller prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date. In the event Seller shall have failed to indemnify OH+R, the Partnership or the Professional Corporation pursuant to this Section 10.5, OH+R shall have the right to offset such amount against amounts due and payable as an Earn-Out Payment.

         10.6 THIRD PARTY CLAIMS AGAINST SELLER. OH+R further agrees to and does hereby indemnify and hold Seller and its partners and their respective directors, officers, employees and agents harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefor is attributable to events occurring after the Closing Date, including, without limitation, any and all Losses attributable to services rendered on behalf of or by OH+R after the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

         10.7 PROCEDURES FOR THIRD PARTY INDEMNIFICATION. If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against, Seller or its partners or their respective directors, officers, employees and agents, on the one hand, or OH+R, the Partnership or the Professional Corporation or their respective directors, officers, employees, partners and agents, on the other hand, as the case may be, in respect of which such party proposes to demand indemnification under Section 10.5 or 10.6, as a condition precedent thereto, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect, and with reasonable particularity and containing a reference to the provisions of this Agreement. The Indemnitor shall have the right to assume the entire control of, including the selection of counsel, subject to the right of the Indemnitee to participate in (at its expense and with counsel of its choice) the defense, compromise or settlement thereof, and in connection therewith, the Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnitee shall make available to the Indemnitor all pertinent information and documents under the control of the Indemnitee. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand. If the Indemnitor shall fail to defend any such action, suit, proceeding, claim or demand, then the Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives the Indemnitor at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Indemnitor the amount of such Losses.

         10.8 NOTICE OF CLAIMS. Upon discovery of any breach of the covenants, representatives and warranties of Seller or OH+R herein contained (other than as a result of the bringing of any action, suit or proceeding or the assertion of any claim or demand referred to in Section 10.7), Seller or OH+R, as the case may be, shall give written notice to the other promptly after the discovery of such breach.

         10.9 PERIOD FOR MAKING CLAIMS. No claim for indemnification under this Agreement shall be brought after the end of the applicable period set forth in
Section 10.1 hereof and, at the end of each said period, all liabilities of any nature of the parties pertaining to claims hereunder shall terminate and cease to exist except as to any liability asserted prior thereto in a written notice containing sufficient detail to identify the nature and scope of said liability which is received within said period by the proper recipient.

         10.10 BULK SALES INDEMNIFICATION. Without admitting that the bulk sales law of any state is applicable to the transactions contemplated by this Agreement, the parties waive and agree not to comply with the bulk sales law of any state, and Seller agrees to indemnify and hold harmless OH+R, its shareholders, officers, directors, employees and agents from and against any and all liabilities arising by reason of such noncompliance in connection with the sale of the Purchased Assets to OH+R.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 EXPENSES. Each of the parties hereto shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated hereby.

         11.2 RISK OF LOSS. The risk of loss, damage or destruction to any of the Purchased Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy covering such loss shall be payable to Seller. In the event of any such material loss or damage, Seller shall specify in writing to OH+R with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the extent to which restoration, replacement and repair of the Purchased Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event such insurance proceeds are not sufficient to restore, replace or repair the lost or destroyed Purchased Assets, Seller shall make any additional payments required to restore, replace or repair the lost or destroyed Purchased Assets. If any material loss or destruction shall occur within thirty (30) days of the Closing Date, Seller shall have the right, upon written notice, to postpone the Closing until such time as the property has been completely restored, replaced or repaired unless the same cannot be reasonably effected within thirty (30) days of the original Closing Date. If such restoration, replacement or repair cannot be effected within such period, OH+R shall have the option to elect in writing to either:
(i) terminate this Agreement and thereafter all obligations of the parties shall cease without further liability to conclude the sale; or (ii) elect to consummate the Closing and accept the property in its "then" condition, in which event Seller shall assign to OH+R all rights under any insurance claim covering the loss and pay over any insurance proceeds received by Seller in connection therewith, and Seller shall pay to OH+R an amount equal to any additional amount required to restore, replace or repair such property.

         11.3 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered United States mail, postage prepaid, return receipt requested and addressed as follows:

                  (a)      If to Seller:

                           Argosy Health, L.P.
                           120 Gibraltar Road, Suite 310
                           Horsham, PA 19044
                           Attention: G. Linton Sheppard, President with a copy to:

                           Barry E. Sweet, Esq.
                           Blank, Rome, Comisky & McCauley
                           1200 Four Penn Center Plaza
                           Philadelphia, PA 19103

                  (b)      If to OH+R:

                           Occupational Health + Rehabilitation Inc
                           175 Derby Street, Suite 36
                           Hingham, MA  02043-4058
                           Attention: John C. Garbarino, President and Chief
                              Executive Officer

                           with a copy to:

                           Donna L. Brooks, Esq.
                           Shipman & Goodwin LLP
                           One American Row
                           Hartford, CT  06103-2819

         11.4 ENTIRE AGREEMENT. This Agreement and the ancillary written agreements contemplated hereby, constitute the entire agreement between the parties, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement and said ancillary written agreements. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated herein. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         11.5 EXECUTION OF COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         11.6 ASSIGNMENT. This Agreement may not be assigned by Seller without the express written consent of OH+R. This Agreement may be assigned by OH+R to an affiliated entity designated by it.

         11.7 BENEFIT AND BURDEN. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

         11.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding application of any choice of law doctrines that would make applicable the law of any other state) and, where appropriate, applicable federal law.

         11.9 MODIFICATION/WAIVER. This Agreement may be amended only by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.





                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused their respective names to be hereunto subscribed as of the date and year first above written.


                               ARGOSY HEALTH, L.P.

                               BY:  GWYNEDD PARTNERS, INC.


                               By:  /s/ G. Linton Sheppard
                                  -------------------------------------------
                                    Name: G. Linton Sheppard
                                    Title:  President



                               OCCUPATIONAL HEALTH + REHABILITATION INC


                               By:  /s/ John C. Garbarino
                                  -------------------------------------------
                                    John C. Garbarino
                                    Its President and Chief Executive Officer

                                GLOSSARY OF TERMS


"Accounts Receivable" - as defined in Section 1.4(c).

"Assigned Contracts" - as defined in Section 1.1(c).

"Assumed Liabilities" - as defined in Section 1.5(a).

"Bill of Sale" - as defined in Section 4.2.

"Business" - as defined in the Recitals.

"CERCLA" - as defined in Section 4.21(a).

"Closing" - as defined in Article 8.

"Closing Date" - as defined in Article 8.

"Earn-Out Payments" - as defined in Section 2.1.

"Equipment" - as defined in Section 1.1(a).

"ERISA" - as defined in Section 4.14.

"Excluded Assets" - as defined in Section 1.4.

"Excluded Liabilities" - as defined in Section 1.5(b).

"Indemnitee" - as defined in Section 10.7.

"Indemnitor" - as defined in Section 10.7.

"Intellectual Property" - as defined in Section 1.4(d).

"Intellectual Property License Agreement" - as defined in Section 1.3.

"Inventory" - as defined in Section 1.1(b).

"IRS" - as defined in Section 2.2.

"Liens" - as defined in Section 1.2.

"Losses" - as defined in Section 10.2.

"OH+R" - Occupational Health + Rehabilitation Inc

"Partnership" - Argosy Health Northeast.

"Partnership Documents" - as defined in Section 6.1(h).

"Pre-Tax Profits" - as defined in Section 2.1.

"Professional Corporation" - as defined in Section 10.3.

"Purchased Assets" - as defined in Section 1.1.

"Purchase Price" - as defined in Section 2.1.

"Registration Rights Agreement" - as defined in Section 6.2(f)

"Securities Act" - as defined in Section 4.23.

"Seller" - Argosy Health, L.P.

"Shares" - as defined in Section 2.1(b).

"Tax(es)" - as defined in Section 4.18(b).

"Transfer Taxes" - as defined in Section 2.3.

         None of the following schedules and exhibits referenced in the Asset Purchase Agreement is contained in the attached copy.


         Schedule 1.1(a)         Equipment
         Schedule 1.1(b)         Inventory
         Schedule 1.1(c)         Assigned Contracts
         Schedule 1.1(f)         Licenses, Etc.
         Schedule 1.4(c)         Accounts Receivable
         Schedule 1.4(d)         Intellectual Property
         Schedule 1.4(e)         Additional Excluded Assets
         Schedule 1.5(a)         Assumed Liabilities
         Schedule 2.2            Purchase Price Allocation
         Schedule 2.4            Proration
         Schedule 4.1            Other Jurisdictions
         Schedule 4.3            Consents
         Schedule 4.4            Liens
         Schedule 4.5            Other Locations of Purchased Assets
         Schedule 4.6            Financial Statements
         Schedule 4.7            Changes
         Schedule 4.8            Litigation
         Schedule 4.11           Intellectual Property
         Schedule 4.14           Employee Notices
         Schedule 4.16           Joint Ventures
         Schedule 4.17           Indebtedness
         Schedule 4.18           Taxes
         Schedule 4.21           Governmental Orders
         Schedule 4.22           Customers and Patients


         Exhibit A               Form of Intellectual Property License Agreement
         Exhibit B               Form of Bill of Sale, Assignment and Conveyance
         Exhibit C               Form of Opinion of Counsel
         Exhibit D               Form of Registration Rights Agreement

         The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.